Exhibit 10.5

KEYPATH EDUCATION INTERNATIONAL, INC.

RSU AWARD AGREEMENT

Keypath Long-Term Incentive (LTI) Plan

This RSU Agreement (this “Agreement”), dated as November 14, 2022, is entered into by and between Keypath Education International, Inc. (the “Company”), and [Name] (“Participant”) relating to RSUs granted under the Keypath Education International, Inc. 2021 Equity Incentive Plan (the “Plan”). Capitalized terms used in this Agreement without definition shall have the meaning ascribed to such terms in the Plan.

WHEREAS, the Company adopted the Plan on May 10, 2021, which became effective immediately on completion of the issuance of CDIs by the Company under its initial public offering prospectus on May 31, 2021, pursuant to which RSUs may be granted; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to grant to Participant RSUs as of November 14, 2022 (the “Date of Grant”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. LTI Grant Allocation.

LTI Grant	[# RSUs allocated]
Grant Date	November 14, 2022
Plan Period	July 1, 2022 – 30 June 30, 2025
Vesting Date	September 1, 2025

2. Grant of RSUs.

The Company hereby grants to Participant [________] RSUs (the “RSU Award”) on the terms and conditions set forth in this Agreement. Each RSU is a notional amount that represents one CHESS Depositary Interest (“CDI”).

3. Vesting and Expiration.

To the extent not previously forfeited and except as set forth in the Plan, the RSUs shall vest on September 1, 2025 (“Vesting Date”), if Participant is continuously employed by, or maintains a service relationship with, the Company or any Affiliate through such date.

Notwithstanding anything else herein to the contrary, (i) upon the occurrence of a Change in Control (as defined in the Plan), one hundred percent (100%) of the RSU Award shall vest as of the date of the Change in Control or (ii) pursuant to Section 3(b) of the Plan, upon Participant’s death or termination of service (other than termination for Cause or due to Participant’s voluntary termination of service), the Board may elect, in its sole discretion, to accelerate all or a portion of the RSU Award as of the date of the foregoing events.

4. Settlement. Provided that the Participant is not under investigation by the Company for an act or omission that could result in the Participant’s termination of service for Cause, within thirty (30) days of the Vesting Date, the Company shall deliver to the Participant either (a) one CDI or (b) the Fair Market Value cash amount of one CDI as of the Vesting Date in settlement of each RSU, (the date of such delivery, the “Settlement Date”). No fractional CDIs shall be issued in settlement of RSUs. Fractional RSUs shall be settled through a cash payment equal to the Fair Market Value of a CDI on the settlement date. If the Participant is under investigation by the Company for an act or omission that could result in the Participant’s termination of employment for Cause, the Settlement Date shall be no later than March 15th of the calendar year following the calendar year in which the Vesting Date occurs (provided that the Participant’s service with the Company or its Affiliates is not terminated for Cause).

5. Restrictions on Transferability. The RSU Award may only be transferred pursuant to Section 10(b) of the Plan.

6. Tax Matters. Participant understands that Participant is responsible for the tax consequences relating to the receipt of the RSU Award. Participant acknowledges that no representative or agent of the Company or any Affiliate has provided Participant with any tax advice of any nature, and Participant has had the opportunity to consult with Participant’s own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

7. Compliance with Legal Requirements. This Agreement and the obligation of the Company to deliver CDIs (or cash) hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

8. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Participant acknowledge his or her receipt of this Agreement and the Plan and agrees to be bound by all of the terms of this Agreement and the Plan.

9. Rights of Participant. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its Affiliates to terminate Participant’s employment or engagement at any time (with or without Cause), or confer upon Participant any right to continue to be employed or engaged by the Company or any Affiliate for any period of time or to continue Participant’s present (or any other) rate of compensation or benefits.

10. Withholding of Taxes. The Company and its Affiliates shall have the right to deduct from all amounts paid to Participant in cash (whether under the Plan or otherwise) any amount of taxes required by law to be withheld in respect of the RSU Award under the Plan as may be necessary in the opinion of the Board to satisfy tax withholding required under the laws of any country, state, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. Notwithstanding the foregoing, the Company shall have the right to require Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any CDI, or certificate or certificates for shares of Common Stock and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

11. Restrictive Covenants. In recognition of the RSU Award granted to Participant pursuant to this Agreement, to the extent Participant is not currently party to any restrictive covenants or similar agreement with the Company or any of its Affiliates, Participant acknowledges and agrees to be bound by the provisions set forth on Appendix A.

12. Clawback. Notwithstanding any other provision of this Agreement to the contrary, any CDIs or cash compensation received by Participant with respect to the RSU Award, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of this provision (the “Clawback Policy”). Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Clawback Policy and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate this provision or applicable law without further consent or action being required by the Participant. The “Clawback Policy” shall apply to the occurrence of any of the following events (as determined by the Board in good faith):

(a) Participant has retained the RSU Award or has received an economic benefit from the RSU Award, upon Participant ceasing to be in service with the Company or one of its Affiliates, and the Board subsequently becomes aware of circumstances in existence at the time that Participant’s services with the Company or one of its Affiliates ceased which, had the circumstances been known at that time, would, in the good faith opinion of the Board, have resulted in the RSU Award being forfeited; or

(b) There is a material misstatement in, or omission from, the Company or an Affiliate’s financial statements, or a misstatement concerning the satisfaction of a condition applicable to the RSU Award (in each case whether intentional inadvertent), which results in Participant obtaining an economic benefit from the RSU Award or the vesting of the RSU Award, where, in the opinion of the Board, such economic benefit from the RSU Award or vesting of the RSU Award would not have occurred but for that misstatement or omission.

13. Amendment. Amendments to this Agreement may be made in accordance with Section 8 of the Plan.

14. 280G. If any payment or right accruing to Participant under this Agreement (without the application of this provision) either alone or together with other payments or rights accruing to Participant from the Company and its Affiliates would constitute an “excess parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code; provided, however, that the foregoing shall not apply to the extent expressly provided otherwise in any other written agreement to which Participant and the Company or any of its Affiliates are bound that explicitly provides for an alternate treatment of payments or rights that would constitute “excess parachute payments.” The determination of whether any reduction in the rights or payments under this Agreement is to apply shall be made by the Board, and such determination shall be conclusive and binding on Participant. Participant shall cooperate with the Board in making such determination and providing information that the Board determines is necessary or appropriate for these purposes.

15. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or entity or the RSU Award, or would disqualify the RSU Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the RSU Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or entity or the RSU Award and the remainder of this Agreement shall remain in full force and effect.

17. Counterparts and Delivery by Facsimile or Email. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and, to the extent signed and delivered by means of a facsimile machine or email (including by an attachment thereto (e.g., PDF)), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email (including by an attachment thereto (e.g., PDF)) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by email as a defense to the formation of a contract and each such party forever waives any such defense.

18. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

19. Construction; Determinations. This Agreement is granted pursuant to the Plan and is, in all respects, limited by and subject to the express provisions of the Plan, as amended from time to time. The interpretation and construction by the Board of the Plan, this Agreement and any such rules and regulations adopted by the Board for purposes of administering the Plan, shall be final, conclusive and binding upon Participant and all other Persons. The descriptive headings of the sections of this Agreement are for convenience only and do not constitute a part of this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter for Ms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to sections shall be construed to refer to sections of this Agreement unless otherwise noted.

20. Governing Law. Any issues, disputes or claims arising out of or in connection with this Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

21. Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: General Counsel, and, if to Participant, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to Participant may be made by electronic means, including by electronic mail to Participant’s Company-maintained electronic mailbox, and Participant hereby consent to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, Participant shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

22. WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

23. Foreign Participants. The RSU Award shall be subject to additional terms set forth in Appendix B (as applicable) based on the tax domicile of Participant.

24. Termination of Employment/Service. Unless determined otherwise by the Board at any point following such event, service shall not be considered terminated in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Participant, or (iii) any change in status as long as Participant remains in the service of the Company or an Affiliate in any capacity of employee, manager or consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

25. Relationship to Other Benefits. No payment for RSUs granted under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

26. Section 409A. This Agreement and the RSU Award granted hereunder is intended to comply with, or be exempt from, the requirements of Section 409A of the Code. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed by Section 409A of the Code or any damages relating to any failure to be exempt from Section 409A of the Code.

27. Data Privacy. Except as prohibited by applicable law (including, as applicable, foreign laws), the receipt by Participant of the RSU Award may be conditioned on Participant acknowledging and consenting to the collection, use and transfer, in electronic or other form, of personal data as described in this subsection by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in this Agreement. The Board may, from time to time and at any time, require Participant to execute consents or similar agreements providing for such collection, use and transfer, in a manner consistent with applicable law (including, as applicable, foreign laws). Subject to applicable law (including, as applicable, foreign laws), the Company and its Affiliates may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of Common Stock held in the Company or any of its Affiliates, and details of the RSU Award, in each case, for the purpose of implementing, managing and administering this Agreement and the RSU Award (the “Data”). Subject to applicable law (including, as applicable, foreign laws), the Company and its Affiliates may transfer the Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in this Agreement, and the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company and its Affiliates in the implementation, administration and management of this Agreement. These recipients may be located in Participant’s country, or elsewhere, and Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of the RSU Award, subject to applicable law (including, as applicable, foreign laws), Participant authorizes and shall authorize upon request such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in this Agreement, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or its Affiliates, or Participant, may elect to deposit any Common Stock. The Data related to Participant will be held only as long as is necessary to implement, administer, and manage Participant’s participation in this Agreement. Subject to applicable law (including, as applicable, foreign laws), Participant may, at any time, view the Data held by the Company or its Affiliates with respect to Participant, request additional information about the storage and processing of the Data with respect to Participant, recommend any necessary corrections to the Data with respect to Participant or refuse or withdraw the consents set forth in this Agreement in writing, in any case without cost, by contacting his or her local human resources representative.

28. Entire Agreement. This Agreement and the Plan (and such other agreements or arrangements referenced therein) constitute the entire understanding between Participant and the Company, and supersedes all other agreements, whether written or oral, with respect to the acquisition by Participant of the RSU Award.

IN WITNESS WHEREOF, the Company has caused this RSU Award Agreement to be duly executed by an officer thereunto duly authorized, and Participant hereunto sets his or her hand, all as of the day and year first above written.

KEYPATH EDUCATION INTERNATIONAL, INC.

By:
Name:	Steve Fireng
Its:	CEO

PARTICIPANT

By:
Name:
Address:

Appendix A

Restrictive Covenants

(a)  For purposes of this Appendix A:

i. the term “Business” shall mean the business of providing online program management (OPM), course design and development, career preparation, and partner network programs and related products and services, and such other similar businesses as the Company and its Affiliates are engaged in or which the Company and its Affiliates have taken material steps towards engaging as of the date of termination of Participant’s employment with the Company;

ii. the term “Company” shall be deemed to include Keypath Education International, Inc. and any of its Affiliates;

iii. the term “Confidential Information” shall mean any non-public information, in whatever form or medium, concerning the operations or affairs of the Business, including, but not limited to, (A) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (B) customers, customer lists, prospective customers and customer records, (C) general price lists and prices charged to specific customers, (D) trade secrets, (E) financial statements, budgets and projections, (F) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (G) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Business, and (H) all other confidential or proprietary information belonging to the Company or relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Participant is bound), and (2) knowledge, data and information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Participant;

iv. the term “Confidentiality Period” shall mean, (A) with respect to Confidential Information (other than trade secrets), during the term of Participant’s employment with the Company and for a period of one (1) year after termination of Participant’s employment with the Company, and (B) with respect to trade secrets, during the term of Participant’s employment with the Company and for such period thereafter as the information in question falls within the definition of trade secrets under prevailing law;

v. the term “Employment Term” shall mean the period during which Participant is employed by or provides services to the Company;

vi. the term “Non-Solicit Restricted Period” shall mean the period commencing on the date hereof and terminating twenty-four (24) months following the termination of Participant’s employment or engagement with the Company;

vii. the term “Prior Inventions” shall mean all inventions, original works of authorship, developments and improvements which were made by Participant, alone or jointly with others, prior to Participant’s employment, association or other engagement with the Company or any Affiliate thereof. To preclude any possibility of uncertainty, Participant has provided (or shall provide) the Company a complete list of all Prior Inventions which Participant considers to be Participant’s property or the property of third parties and which Participant wishes to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention would cause Participant to violate any prior confidentiality agreement, Participant understands that Participant is not to have listed (or list) such Prior Invention on such list described in the immediately preceding sentence but is to inform the Company that all Prior Inventions have not been listed for that reason; and

(b) Participant agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Participant must not use any Confidential Information, special knowledge of the Business or the Company, or the Company’s relationships with its customers and employees, all of which Participant will gain access to through Participant’s employment with the Company, other than in furtherance of Participant’s legitimate duties as an employee of the Company. Participant further acknowledges that:

i. the Company is currently engaged in the Business;

ii. the Business is highly competitive and the services to be performed by Participant for the Company are unique and national in nature;

iii. Participant will occupy a position of trust and confidence with the Company and will acquire an intimate knowledge of Confidential Information and the Company’s relationships with its customers and employees;

iv. the agreements and covenants contained in this Appendix A are essential to protect the Company, the Confidential Information and the goodwill of the Business and are being entered into in consideration for the various rights being granted to Participant under this Agreement;

v. the Company would be irreparably damaged if Participant were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement;

vi. the scope and duration of the covenants set forth in this Appendix A are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances; and

vii. Participant has the means to support Participant and Participant’s dependents other than by engaging in activities prohibited by this Appendix A.

(c) Confidential Information.

i. Participant acknowledges that Participant will be entrusted with Confidential Information.

ii. During the Confidentiality Period, Participant: (A) shall hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (B) shall not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (C) shall not make, or permit or cause to be made, copies of the Confidential Information, except as necessary to carry out Participant’s authorized duties as an employee of the Company; and (D) shall promptly and fully advise the Company of all facts known to Participant concerning any actual or threatened unauthorized use or disclosure of which Participant becomes aware.

iii. Participant hereby assigns to the Company any rights Participant may have or acquire in the Confidential Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

iv. If Participant receives any subpoena or becomes subject to any legal obligation that might require Participant to disclose Confidential Information, Participant will provide prompt written notice of that fact to the Company unless otherwise prohibited by applicable law, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Participant agrees to not disclose any Confidential Information while any such objection is pending.

v. Participant understands that the Company and its Affiliates have and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. During the term of Participant’s association with the Company and at all times after the termination of such association for any reason, Participant will hold Third Party Information in strict confidence and will not disclose or use any Third Party Information unless expressly authorized by the Company in advance or as may be strictly necessary to perform Participant’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

vi. Participant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or of any other person to whom Participant has an obligation of confidentiality, and Participant will not bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom Participant has an obligation of confidentiality.

vii. Participant is hereby notified that, pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret made: (i) in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(d)  Ownership of Inventions.

i. Participant hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), “Moral Rights” (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right, mask work, trademark, trade secret, or other laws, that have been or are developed, generated or produced by Participant, solely or jointly with others, at any time during the Employment Term, shall be the exclusive property of the Company, subject to the obligations of this Appendix A with respect to Confidential Information, and Participant hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Participant hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This subsection (d) does not apply to any invention of Participant for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Participant’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Participant for or on behalf of the Company. Participant shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Participant (jointly or with others) during the term of Participant’s association or employment with the Company. Such records shall remain the property of the Company at all times. Participant shall promptly and fully disclose to the Company the nature and particulars of any inventions or research projects undertaken on the Company’s behalf.

ii. Unless the parties otherwise agree in writing, Participant is under no obligation to incorporate any Prior Inventions in any of Company’s products or processes or other Company Invention. If, in the course of Participant’s performance Participant chooses to incorporate into any such Company product or process or other Company Invention any Prior Invention owned by Participant or in which Participant otherwise has an interest, Participant grants the Company a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Company Invention.

iii. During or subsequent to the Employment Term, Participant shall execute all papers, and otherwise provide assistance, at the Company’s request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Company Inventions (as defined below) in any and all countries. To that end, Participant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending, evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights. In addition, Participant will execute, verify and deliver assignments of such rights to the Company or its designee. Participant’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Participant’s association with the Company.

iv. If, after reasonable effort, the Company cannot secure Participant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Participant irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney-in-fact, to act for and in Participant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Participant. The power of attorney set forth in this subsection (d) is coupled with an interest, is irrevocable, and shall survive Participant’s death, incompetence or incapacity and the termination of the Employment Term. Participant waives and quitclaims to the Company all claims of any nature whatsoever which Participant now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

v. Participant acknowledges that all original works of authorship which are made by Participant (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes. Inventions assigned to the Company or as directed by the Company under this Agreement or otherwise are referred to as “Company Inventions”.

vi. Upon termination of Participant’s employment or engagement by the Company for any reason, or upon receipt of written request from the Company, Participant shall immediately deliver to the Company all tangible and intangible property (including without limitation computers, computing devices, cell phones, memory devices and any other tangible item), drawings, notes, memoranda, specification, devices, notebooks, formulas and documents, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Company Inventions, Third Party Information or Confidential Information of the Company or any of its Affiliates.

(e)  Non-Solicitation.

i. Non-Solicitation of Employees. During the Non-Solicit Restricted Period, Participant shall not (other than in furtherance of Participant’s legitimate duties on behalf of the Company), directly or indirectly, on Participant’s own behalf or for any other person or entity:

(i) solicit for employment or hire, or attempt to solicit for employment or hire, any person who is or was employed by the Company at any time within six (6) months prior to the solicitation or hire (the “Restricted Personnel”); or

(ii) otherwise interfere with the relationship between any Restricted Personnel and the Company.

ii. Non-Interference with Customers. During the Non-Solicit Restricted Period, Participant shall not (other than in furtherance of Participant’s legitimate job duties on behalf of the Company), directly or indirectly, on Participant’s own behalf or for any other person or entity:

(i) solicit any customer of the Company with whom Participant interacted during the last two (2) years of Participant’s employment with the Company in an effort to further a business relationship with the Company (“Restricted Customer”); or

(ii) otherwise interfere with the relationship between any Restricted Customer and the Company.

iii. Notwithstanding the foregoing, Participant shall not be prohibited from soliciting any person or entity for the purpose of selling such person or entity products or services wholly unrelated to the Business so long as such Participant complies in all respects with Sections 6(c) and 6(e)(i) of this Agreement.

(f) Non-Disparagement. Participant agrees to not make any disparaging statements to any current, former or prospective customers, contractors, vendors or employees of the Company, or to any media, or to any other person about the Company, its Affiliates or parent, their officers, directors or employees; provided, however, that nothing herein shall preclude Participant from testifying as required by lawful subpoena or other legal process, making good faith reports to governing regulatory bodies or authorities, or communicating inside the Company consistent with legitimate business needs. A “disparaging statement” is any communication, oral or written, that would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person or entity to which the communication relates. Participant agrees to adhere to this “Non-Disparagement” section both during Participant’s employment and at any time thereafter.

(g) Blue Pencil. If any court of competent jurisdiction shall deem any provision in this Appendix A too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

(h) Survival of Restrictive Covenants. If this Agreement is terminated for any reason, Participant acknowledges and agrees that the restrictive covenants set forth in this Appendix A (the “Restrictive Covenants”) shall survive the termination of this Agreement and Participant shall continue to be bound by the terms of this Appendix A as if this Agreement was still in effect.

(i) Equitable Relief. The Company and Participant agree that damages will accrue to the Company by reason of Participant’s failure to observe any of the Restrictive Covenants. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Participant waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Participant hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Participant also acknowledges that the remedies afforded the Company pursuant to this subsection (i) are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Participant shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

Appendix B for Canadian Participants

The purpose of this Appendix to the Restricted Stock Unit Award Agreement (the “Agreement”) between the signatory to the Agreement to which this Appendix is attached (“Participant”), who is employed or resident in Canada or who is or may become subject to Canadian taxes (a “Canadian Participant”), and the Company, is to clarify and confirm that the Agreement is intended to comply with applicable Canadian laws. Any capitalized terms used, but not otherwise defined herein, shall have their respective meanings as set forth in the Agreement or the Keypath Education International, Inc. 2021 Equity Incentive Plan, as amended (the “Plan”), as applicable.

1. Payment. For Canadian Participants, Section 3(b), Section 5(c)(iv) and the definition of “Restricted Stock Unit” in the Plan shall be limited so that RSU Awards shall not be settled in cash or other consideration, except where such cash or other consideration settlement is at the discretion of the Canadian Participant. It is intended that the Plan and all Awards shall not be or become a “salary deferral arrangement”, as such term is defined in the Income Tax Act (Canada), in respect of any Canadian Participant. The Plan and the Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that is inconsistent with such intent in respect of any Canadian Participant.

2. Treasury Shares. For Canadian Participants, Section 4(d) shall be limited so that Common Stock delivered by the Company in settlement of RSU Awards is issued by the Company from (i) authorized and unissued shares, or (ii) shares held in treasury by the Company.

3. Taxation of Awards. Canadian Participants (or the Canadian Participant’s estate, as the case may be) shall be solely liable for all federal and provincial income tax, Canada Pension Plan contributions, Employment Insurance premiums and any other applicable taxes that are chargeable on any assessable income deriving from the grant, vesting, issuance, exchange, disposition, forfeiture, sale or other dealing in any securities granted pursuant to the Agreement. Further, the Canadian Participant acknowledges that the Company shall have no obligation to indemnify the Canadian Participant with respect to the same. For Canadian Participants, Section 10(c) of the Plan and Section 8 of the Agreement shall be limited so that the Canadian Participant may, at the Canadian Participant’s discretion, satisfy any tax withholding obligations by paying such amounts, in cash, to the Company, in which case the Canadian Participant shall be entitled to receive the full number of shares underlying the Award to which he or she is entitled.

4. Non-Transferability of Securities. For Canadian Participants, Section 10(b) of the Plan and Section 4 of the Agreement shall be limited such that, except as permitted under securities legislation in compliance with exemptions from the prospectus requirements of Canadian securities law, the Canadian Participant must not trade or otherwise dispose of the securities granted to the Canadian Participant pursuant to the Agreement. The Company has no obligation to facilitate any trade or make any filing of a prospectus or of any other document whatsoever in order to allow for the securities granted pursuant to the Agreement to become tradable in Canada. Each Canadian Participant will comply with the conditions imposed by National Instrument 45-106 Prospectus Exemptions and National Instrument 45-102 – Resale of Securities with respect to any such trade, including, in particular, the requirement to not trade such securities unless, among other things, the Company is and has been a reporting issuer for four months and a day in a jurisdiction of Canada prior to such trade.

5. Prospectus and Registration Exemptions. In addition to Section 10(i) of the Plan and Section 4 of the Agreement, the parties acknowledge that the Canadian Participant is an employee, executive officer, director or consultant of the Company or a related entity of the Company for the purposes of Canadian securities laws, and accordingly acknowledge that, due to the relationship between them, the securities granted or issued are subject to, inter alia, the applicable prospectus exemptions as set forth in National Instrument 45-106 – Prospectus Exemptions.

6. Foreign Asset Reporting. Foreign property, including securities of a non-Canadian company, held by a Canadian resident employee generally must be reported annually on a Form T1135 (Foreign Income Verification Statement), or any applicable provincial equivalent, if the total cost of all the foreign properties exceeds CAD $ 100,000 at any time in a given year.

7. Definitions. For Canadian Participants:

(a) the capitalized term “Cause” in the Plan shall be limited so that (i) the meaning set forth in clause 9(d)(ii)(D) of the Plan does not include (A) any offence in respect of which a pardon has been granted under the Criminal Records Act (Canada) and has not been revoked, or (B) any offence in respect of any provincial enactment; and, (ii) the meaning set forth in clause 9(d)(ii)(F) of the Plan does not apply; and,

(b) the capitalized term “Permitted Transferee” in the Plan shall be limited so that the meaning shall include only those Persons who are permitted assigns for purposes of Canadian securities laws.

8. General Provisions.

(a) The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up exclusively in English. Les parties reconnaissent avoir exigé la rédaction uniquement en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention.

(b) All references to “federal”, “state”, “local”, “foreign”, or “non-U.S.” taxes, laws, rules or regulations in the Plan and the Agreement shall be interpreted to include the taxes, laws, rules and regulations of the Province of Ontario and the taxes, laws, rules and regulations of Canada applicable therein. References to specific applicable laws of the United States, Australia or any other country (including any political subdivision thereof) in the Plan and Agreement may be interpreted and applied by the Committee in respect of the Canadian Participants to mean substantially similar applicable laws of Canada (or any political subdivision thereof).

(c) For purposes of withholding, reporting and remitting Canadian taxes in respect of any amounts paid to Canadian Participants in U.S. dollars or other foreign currency pursuant to the Plan and the Agreement, such amounts shall be translated to Canadian dollars based on the exchange rate on the date the payments are made.

(d) For Canadian Participants, other than in the case of Disability, all references to the “effective date of termination”, “date of the termination of Participant’s employment or service” and “termination of employment or service”, shall mean the date that immediately follows the date on which the Canadian Participant ceases to actively provide service to the Company or an affiliate thereof. For greater certainty, for employees, “actively provide service” in this Section 8 means actively reporting to work, performing the employee’s customary duties for the Company or an affiliate thereof, and earning the employee’s regular salary or wages, and shall include only the minimum period of statutory notice, if any, required by applicable employment standards legislation, but shall specifically exclude any additional period of contractual notice or period of reasonable notice at common law. In the case of Disability, if a Participant is unable to return to work due to Disability and such inability to return to work is sufficient to constitute a frustration of the contract for employment or service, as determined in the sole discretion of the Company, all references to the “effective date of termination”, “date of the termination of Participant’s employment or service” and “termination of employment or service” shall mean the date that immediately follows the day it is determined that the contract for employment or service is frustrated or at the end of the minimum period of statutory notice, if any, required by applicable employment standards legislation, whichever occurs later. For the avoidance of doubt, irrespective of the reason for the termination of employment or service, including in the event of a termination without Cause, no employee shall be entitled to any damages, severance allowance, termination settlement or other amounts as compensation for lost incentives or remuneration attributable to any Award that would have vested or become exercisable during a period of contractual notice or period of reasonable notice at common law, except as otherwise may be required by only the minimum standards of applicable employment standards legislation.

(e) The Participant acknowledges that an Award made pursuant to the Agreement may be subject to vesting or other restrictions, which if not met or lapsed as of the date that the Participant ceases to actively provide service to the Company, or an affiliate thereof, will result in the Participant forfeiting his or her right to the Award, whether or not termination of employment or service is for Cause or without Cause. The Participant further acknowledges that even where the vesting conditions attached to an Award have been met, but rights in respect of the Award remain unexercised as of the effective date of termination, the termination of his or her employment or service will result in the immediate or accelerated forfeiture of his or her rights to exercise such Award.